Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MAIN STREET ANNOUNCES
2022 FOURTH QUARTER AND ANNUAL RESULTS

Fourth Quarter 2022 Net Investment Income of $0.98 Per Share

Fourth Quarter 2022 Distributable Net Investment Income(1) of $1.03 Per Share

Net Asset Value of $26.86 Per Share

HOUSTON, February 23, 2023 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•Net investment income of $75.9 million (or $0.98 per share)
•Distributable net investment income(1) of $80.0 million (or $1.03 per share)
•Total investment income of $113.9 million
•An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of quarterly average total assets (“Operating Expenses to Assets Ratio”) of 1.4% on an annualized basis for the quarter
•Net increase in net assets resulting from operations of $106.3 million, or $1.37 per share
•Return on equity(3) of 20.8% on an annualized basis for the quarter
•Net asset value of $26.86 per share at December 31, 2022, representing an increase of $0.92 per share, or 3.5%, compared to $25.94 per share at September 30, 2022
•Declared regular monthly dividends totaling $0.675 per share for the first quarter of 2023, or $0.225 per share for each of January, February and March 2023, representing a 4.7% increase from the regular monthly dividends paid for the first quarter of 2022 and a 2.3% increase from the regular monthly dividends paid for the fourth quarter of 2022
•Declared and paid a supplemental dividend of $0.10 per share, resulting in total dividends paid in the fourth quarter of 2022 of $0.76 per share
•Completed $151.6 million in total lower middle market (“LMM”) portfolio investments, including investments totaling $85.7 million in three new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $126.6 million in total LMM portfolio investments
•Completed $86.4 million in total private loan portfolio investments, which after aggregate repayments and sales of debt investments and return of invested equity capital from several private loan investments resulted in a net decrease of $26.1 million in total private loan portfolio investments
•Net decrease of $19.4 million in middle market portfolio investments
•Further diversified our capital structure by establishing a senior secured revolving facility (the “SPV Facility”) with total commitments of $255.0 million and maturity date in November 2027 and issuing $100.0 million of 7.84% senior unsecured notes due December 23, 2025 (the “December 2025 Notes”)

Full Year 2022 Highlights

•Net investment income of $245.3 million (or $3.29 per share)
•Distributable net investment income(1) of $257.5 million (or $3.46 per share)
•Total investment income of $376.9 million
•An industry leading position in cost efficiency, with an Operating Expenses to Assets Ratio of 1.4%
•Net increase in net assets resulting from operations of $241.6 million (or $3.24 per share)
•Return on equity(3) of 12.6%
•Net asset value of $26.86 per share at December 31, 2022, representing an increase of $1.57 per share, or 6.2%, compared to $25.29 per share at December 31, 2021
•Paid regular monthly dividends totaling $2.595 per share, representing a 4.8% increase from prior year
•Paid supplemental dividends totaling $0.35 per share, an increase from $0.10 per share in 2021, resulting in total dividends paid in 2022 of $2.945 per share and representing a 14.4% increase from prior year
•Completed $372.8 million in total LMM portfolio investments, including investments totaling $137.2 million in five new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $263.5 million in total LMM portfolio investments
•Completed $712.9 million in total private loan portfolio investments, which after aggregate repayments and sales of debt investments and return of invested equity capital from several private loan investments resulted in a net increase of $334.8 million in private loan portfolio investments
•Net decrease of $44.5 million in middle market portfolio investments
•Further diversified our capital structure and enhanced our liquidity by (i) amending our revolving credit facility (the “Corporate Facility”) to increase the total commitments from $855.0 million to $920.0 million and extend the maturity date to August 2027, (ii) establishing the SPV Facility (together with the Corporate Facility, the “Credit Facilities”) and (iii) issuing the December 2025 Notes

In commenting on the Company’s operating results for the fourth quarter and full year 2022, Dwayne L. Hyzak, Main Street’s Chief Executive Officer, stated, “We are very pleased with our fourth quarter, which closed another record year for Main Street across several key performance indicators with significant positive momentum for 2023. Our results include new quarterly records for net investment income per share and distributable net investment income per share, significantly exceeding our new records achieved in the prior quarter. These results demonstrate the continued and sustainable strength of our overall platform, the benefits of our differentiated and diversified investment strategies and the underlying quality of our portfolio companies. The positive results include contributions from our lower middle market and private loan investment strategies and our asset management business, providing us confidence about the recurring nature of these positive results in the future. As a result of our strong performance, our quarterly distributable net investment income per share exceeded $1 per share for the first time and exceeded our regular monthly dividends by over 56% for the quarter. We continue to be pleased with the performance of our lower middle market portfolio companies, which resulted in another quarter of meaningful fair value appreciation in the equity investments in this portfolio, and we are excited about the $151.6 million in new and follow-on investments we made in lower middle market portfolio companies during the quarter. Our positive fourth quarter results and our favorable outlook for the first quarter resulted in the declaration of another supplemental dividend of $0.175 per share to be paid in March, representing our largest and sixth consecutive quarterly supplemental dividend.”

Mr. Hyzak continued, “We are also pleased with the strong results for the year which also included record net investment income per share and distributable net investment income per share and allowed us to end the year at a record net asset value per share. Our total investment portfolio grew by over half a billion dollars in 2022, or over 15%. Additionally, with our new lending relationships that we added in 2022 and the continued support from our long-term lender relationships, we enter the new year with strong liquidity and a conservative leverage profile. We continue to be very encouraged with the continued favorable performance of our diversified lower middle market and private loan investment strategies and remain confident that these strategies, together with the benefits of our asset management business and our cost efficient operating structure, will allow us to continue to deliver superior results for our shareholders.”

Fourth Quarter 2022 Operating Results

The following table provides a summary of our operating results for the fourth quarter of 2022:

	Three Months Ended December 31,
	2022	2021	Change ($)	Change (%)
Interest income	$86,297	$53,785	$32,512	60%
Dividend income	22,416	21,825	591	3%
Fee income	5,163	6,556	(1,393)	(21)%
Total investment income	$113,876	$82,166	$31,710	39%

Net investment income	$75,940	$51,208	$24,732	48%
Net investment income per share	$0.98	$0.73	$0.25	34%

Distributable net investment income(1)	$80,004	$54,619	$25,385	46%
Distributable net investment income per share(1)	$1.03	$0.78	$0.25	32%

Net increase in net assets resulting from operations	$106,315	$94,349	$11,966	13%
Net increase in net assets resulting from operations per share	$1.37	$1.34	$0.03	2%

The $31.7 million increase in total investment income in the fourth quarter of 2022 from the comparable period of the prior year was principally attributable to (i) a $32.5 million increase in interest income, primarily due to higher average levels of investment portfolio debt investments, and an increase in interest rates on floating rate investment portfolio debt investments primarily resulting from increases in benchmark index rates during the year and also due to an increase in interest rate spreads on the new investments over the last year and (ii) a $0.6 million increase in dividend income, primarily due to an increase in dividend income from the External Investment Manager (as defined below). These increases were partially offset by a $1.4 million decrease in fee income. The $31.7 million increase in total investment income in the fourth quarter of 2022 includes comparable amounts of investment income considered less consistent or non-recurring in nature to such items included in total investment income in 2021.

Total cash expenses(2) increased 23.0%, or $6.3 million, to $33.9 million in the fourth quarter of 2022 from $27.5 million for the same period in 2021. This increase in total cash expenses was principally attributable to (i) a $7.1 million increase in interest expense and (ii) a $1.5 million increase in general and administrative expense, partially offset by (i) a $1.6 million decrease in cash compensation expenses(2) and (ii) a $0.8 million increase in expenses allocated to the External Investment Manager. The increase in interest expense is primarily related to (i) increased average outstanding borrowings to fund our investment activity and support the growth of our investment portfolio over the last year and (ii) the increased average interest rate on our Credit Facilities resulting from an increase in the interest rate on our Corporate Facility due to increases in benchmark index rates and the addition of the SPV Facility to our capital structure at a higher floating interest rate than our Corporate Facility. The decrease in cash compensation expenses(2) is primarily related to decreased incentive compensation accruals, partially offset by increases in base compensation rates and headcount to support our growing investment portfolio and asset management activities.

Non-cash compensation expenses(2) increased $0.7 million in the fourth quarter of 2022 from the comparable period of the prior year, principally attributable to a $0.7 million increase in share-based compensation, resulting from an increase in incentive based grants related to incentive compensation awards for 2021.

Our Operating Expenses to Assets Ratio (which includes non-cash compensation expenses(2)) was 1.4% for the fourth quarter of 2022, on an annualized basis, as compared to 1.7% for the same period in 2021, and 1.4% for the full year 2022, as compared to 1.5% for the full year 2021.

The $24.7 million increase in net investment income and the $25.4 million increase in distributable net investment income(1) in the fourth quarter of 2022 from the comparable period of the prior year were principally attributable to the increase in total investment income, partially offset by increased expenses, each as discussed above.

Net investment income and distributable net investment income(1) on a per share basis for the fourth quarter of 2022 each increased by $0.25 per share, compared to the fourth quarter of 2021, to $0.98 per share and $1.03 per share, respectively. These increases include the impact of an 11.0% increase in the average shares outstanding compared to the fourth quarter of 2021 primarily due to (i) shares issued through our public offering in August 2022 and through our at-the-market (“ATM”) program over the last twelve months, (ii) shares issued through our equity incentive plans and (iii) shares issued through our dividend reinvestment plan. Net investment income and distributable net investment income(1) on a per share basis in the fourth quarter of 2022 each include comparable amounts of investment income and non-cash compensation expense considered less consistent or non-recurring in nature to such items included in net investment income and distributable net investment income in the fourth quarter of 2021.

The $106.3 million net increase in net assets resulting from operations in the fourth quarter of 2022 represents a $12.0 million increase from the fourth quarter of 2021. This increase was primarily the result of (i) a $26.2 million increase in net unrealized appreciation from portfolio investments (including the impact of accounting reversals relating to realized gains/income (losses)) resulting from a net unrealized appreciation of $44.7 million in the fourth quarter of 2022 compared to a net unrealized appreciation of $18.6 million in the fourth quarter of 2021, (ii) a $24.7 million increase in net investment income as discussed above and (iii) a $4.3 million decrease in income tax provision, partially offset by a $43.3 million decrease in net realized gain from investments resulting from a net realized loss of $8.5 million in the fourth quarter of 2022 compared to a net realized gain of $34.8 million in the fourth quarter of 2021. The $8.5 million net realized loss from investments for the fourth quarter of 2022 was primarily the result of (i) an $8.4 million net realized loss from the restructure of two private loan investments and (ii) a $1.2 million realized loss from the full exit of one middle market investment, partially offset by a $1.2 million realized gain on the partial exit of a LMM investment.

The following table provides a summary of the total net unrealized appreciation of $44.7 million for the fourth quarter of 2022:

	Three Months Ended December 31, 2022
	LMM (a)	Private Loan	Middle Market	Other		Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$(0.6)	$9.5	$0.1	$(0.5)		$8.5
Net unrealized appreciation (depreciation) relating to portfolio investments	23.9	8.3	(7.6)	11.6	(b)	$36.2
Total net unrealized appreciation (depreciation) relating to portfolio investments	$23.3	$17.8	$(7.5)	$11.1		$44.7

(a)LMM includes unrealized appreciation on 33 LMM portfolio investments and unrealized depreciation on 27 LMM portfolio investments.
(b)Other includes (i) $10.4 million of unrealized appreciation relating to the External Investment Manager, (ii) $0.5 million of unrealized appreciation relating to Main Street’s deferred compensation plan assets and (iii) $0.6 million of net unrealized appreciation relating to the other portfolio.

Liquidity and Capital Resources

As of December 31, 2022, we had aggregate liquidity of $617.1 million, including (i) $49.1 million in cash and cash equivalents and (ii) $568.0 million of unused capacity under our Credit Facilities, which we maintain to support our investment and operating activities.

Subsequent to December 31, 2022, we further diversified our capital structure and expanded our liquidity by amending our Corporate Facility to add an additional lender and expand the total commitments by $60.0 million to $980.0 million in total commitments and by issuing an additional $50.0 million of the December 2025 Notes bearing interest at 7.53%.

Several details regarding our capital structure as of December 31, 2022 are as follows:

•Our Corporate Facility included $920.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to request an increase in the total commitments under the facility to up to $1.4 billion.
•$407.0 million in outstanding borrowings under our Corporate Facility, with an interest rate of 6.1% based on SOFR effective for the contractual reset date of January 1, 2023.
•Our SPV Facility included $255.0 million in total commitments from a diversified group of four participating lenders, plus an accordion feature that allows us to request an increase in the total commitments under the facility to up to $450.0 million.
•$200.0 million in outstanding borrowings under our SPV Facility, with an interest rate of 6.7% based on SOFR effective for the contractual reset date of January 1, 2023.
•$350.0 million of outstanding Small Business Investment Company (“SBIC”) debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of 2.9% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was 5.1 years.
•$500.0 million of notes outstanding that bear interest at a rate of 3.00% per year (the “July 2026 Notes”). The July 2026 Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
•$450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the “May 2024 Notes”). The May 2024 Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
•$100.0 million of the December 2025 Notes outstanding that bear interest at a rate of 7.84% per year. The December 2025 Notes mature on December 23, 2025 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
•Our net asset value totaled $2.1 billion, or $26.86 per share.

Investment Portfolio Information as of December 31, 2022(4)

The following table provides a summary of the investments in our LMM portfolio, private loan portfolio and middle market portfolio as of December 31, 2022:

	As of December 31, 2022
	LMM (a)	Private Loan	Middle Market
	(dollars in millions)
Number of portfolio companies	78	85	31
Fair value	$2,060.5	$1,471.5	$329.1
Cost	$1,719.9	$1,500.3	$401.7
Debt investments as a % of portfolio (at cost)	73.7%	97.1%	93.8%
Equity investments as a % of portfolio (at cost)	26.3%	2.9%	6.2%
% of debt investments at cost secured by first priority lien	99.1%	99.6%	98.8%
Weighted-average annual effective yield (b)	12.3%	11.6%	11.0%
Average EBITDA (c)	$8.0	$38.1	$68.7

(a)We had equity ownership in all of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was 41%.
(b)The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.
(c)The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the private loan and middle market portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies and two private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was 190% of the cost of such equity investments, and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.1 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.1 to 1.0 and 2.5 to 1.0, respectively.(4) (5)

As of December 31, 2022, our investment portfolio also included:

•Other portfolio investments in 14 companies, collectively totaling $116.3 million in fair value and $120.4 million in cost basis, which comprised 2.8% and 3.2% of our investment portfolio at fair value and cost, respectively; and
•Our investment in the External Investment Manager, with a fair value of $122.9 million and a cost basis of $29.5 million, which comprised 3.0% and 0.8% of our investment portfolio at fair value and cost, respectively.

As of December 31, 2022, we had 12 investments on non-accrual status, which comprised 0.6% of the total investment portfolio at fair value and 3.7% at cost, and our total portfolio investments at fair value were 109% of the related cost basis.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the “External Investment Manager”). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the fourth quarter of 2022, the External Investment Manager earned $5.4 million of management fee income, an increase of $0.5 million from the fourth quarter of 2021, and incentive fees of $2.5 million, an increase of $1.9 million from the fourth quarter of 2021. In addition, we allocated $3.4 million of total expenses to the External Investment Manager, an increase of $0.8 million from the fourth quarter of 2021. The increases in management fee income and expenses allocated were primarily related to an increase in assets under management. The increase in incentive fees was attributable to the favorable performance and improved operating results from the assets managed for the clients. The combination of the dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $7.0 million, representing an increase of $2.1 million from the fourth quarter of 2021. The External Investment Manager ended the fourth quarter of 2022 with total assets under management of $1.4 billion.

Fourth Quarter 2022 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 24, 2023 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2022 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at https://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 3, 2023 and may be accessed by dialing 201-612-7415 and using the passcode 13735722#. An audio archive of the conference call will also be available on the investor relations section of the company’s website at https://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street’s Fourth Quarter 2022 Investor Presentation to be posted on the investor relations section of the Main Street website at https://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly-owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward‑looking and provide other than historical information, including but not limited to our ability to successfully source and execute on new portfolio investments and delivery of future financial performance and results, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street’s goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward‑looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street’s continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street’s portfolio companies operate; the impacts of macroeconomic factors on Main Street and its portfolio companies’ business and operations, liquidity and access to capital, and on the U.S. and global economies, including impacts related to the COVID-19 pandemic and other public health crises, risk of recession, inflation, supply chain constraints or disruptions and rising interest rates; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street’s operations or the operations of its portfolio companies; the operating and financial performance of Main Street’s portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included in Main Street’s filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$45,215	$36,373	$155,967	$122,277
Affiliate investments	16,662	16,493	54,963	51,278
Non‑Control/Non‑Affiliate investments	51,999	29,300	165,930	115,492
Total investment income	113,876	82,166	376,860	289,047
EXPENSES:
Interest	(23,060)	(15,921)	(78,276)	(58,836)
Compensation	(10,063)	(11,652)	(36,543)	(34,442)
General and administrative	(4,567)	(3,055)	(16,050)	(12,494)
Share‑based compensation	(3,598)	(2,927)	(13,629)	(10,887)
Expenses allocated to the External Investment Manager	3,352	2,597	12,965	10,277
Total expenses	(37,936)	(30,958)	(131,533)	(106,382)
NET INVESTMENT INCOME	75,940	51,208	245,327	182,665
NET REALIZED GAIN (LOSS):
Control investments	—	10,952	(5,822)	6,494
Affiliate investments	(4,659)	13,219	(3,319)	17,181
Non‑Control/Non‑Affiliate investments	(3,856)	10,589	3,929	21,661
Total net realized gain (loss)	(8,515)	34,760	(5,212)	45,336
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	36,064	33,665	56,682	99,420
Affiliate investments	6,611	(8,529)	10,314	21,989
Non‑Control/Non‑Affiliate investments	2,063	(6,583)	(42,180)	14,215
Total net unrealized appreciation	44,738	18,553	24,816	135,624
INCOME TAXES:
Federal and state income, excise and other taxes	(1,541)	(3,490)	(5,199)	(5,732)
Deferred taxes	(4,307)	(6,682)	(18,126)	(27,131)
Income tax provision	(5,848)	(10,172)	(23,325)	(32,863)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$106,315	$94,349	$241,606	$330,762
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.98	$0.73	$3.29	$2.65
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$1.37	$1.34	$3.24	$4.80
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	77,802,377	70,158,447	74,482,176	68,960,923

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31,	December 31,
	2022	2021
	(unaudited)
ASSETS
Investments at fair value:
Control investments	$1,703,172	$1,489,257
Affiliate investments	618,359	549,214
Non‑Control/Non‑Affiliate investments	1,780,646	1,523,360
Total investments	4,102,177	3,561,831
Cash and cash equivalents	49,121	32,629
Interest and dividend receivable and other assets	82,731	56,488
Receivable for securities sold	381	35,125
Deferred financing costs, net	7,475	4,217
Total assets	$4,241,885	$3,690,290
LIABILITIES
Credit Facilities	$607,000	$320,000
July 2026 Notes (par: $500,000 as of both December 31, 2022 and December 31, 2021)	498,136	497,609
May 2024 Notes (par: $450,000 as of both December 31, 2022 and December 31, 2021)	450,727	451,272
SBIC debentures (par: $350,000 ($16,000 due within one year) as of both December 31, 2022 and December 31, 2021)	343,914	342,731
December 2025 Notes (par: $100,000 as of December 31, 2022)	99,325	—
December 2022 Notes (par: $185,000 as of December 31, 2021)	—	184,444
Accounts payable and other liabilities	52,092	40,469
Payable for securities purchased	—	5,111
Interest payable	16,580	14,926
Dividend payable	17,676	15,159
Deferred tax liability, net	47,849	29,723
Total liabilities	2,133,299	1,901,444

NET ASSETS
Common stock	784	707
Additional paid‑in capital	2,030,531	1,736,346
Total undistributed earnings	77,271	51,793
Total net assets	2,108,586	1,788,846
Total liabilities and net assets	$4,241,885	$3,690,290
NET ASSET VALUE PER SHARE	$26.86	$25.29

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income,
Total Cash Expenses, Non-Cash Compensation Expenses
and Cash Compensation Expenses
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net investment income	$75,940	$51,208	$245,327	$182,665
Non-cash compensation expenses(2)	4,064	3,411	12,195	12,077
Distributable net investment income(1)	$80,004	$54,619	$257,522	$194,742

Per share amounts:
Net investment income per share -
Basic and diluted	$0.98	$0.73	$3.29	$2.65
Distributable net investment income per share -
Basic and diluted(1)	$1.03	$0.78	$3.46	$2.82

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Share‑based compensation	$(3,598)	$(2,927)	$(13,629)	$(10,887)
Deferred compensation (expense) benefit	(466)	(484)	1,434	(1,190)
Total non-cash compensation expenses(2)	(4,064)	(3,411)	(12,195)	(12,077)

Total expenses	(37,936)	(30,958)	(131,533)	(106,382)
Less non-cash compensation expenses(2)	4,064	3,411	12,195	12,077
Total cash expenses(2)	$(33,872)	$(27,547)	$(119,338)	$(94,305)

Compensation	$(10,063)	$(11,652)	$(36,543)	$(34,442)
Share-based compensation	(3,598)	(2,927)	(13,629)	(10,887)
Total compensation expenses	(13,661)	(14,579)	(50,172)	(45,329)
Non-cash compensation expenses(2)	4,064	3,411	12,195	12,077
Total cash compensation expenses(2)	$(9,597)	$(11,168)	$(37,977)	$(33,252)

MAIN STREET CAPITAL CORPORATION
Endnotes

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of non-cash compensation expenses(2). Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since non-cash compensation expenses(2) do not result in a net cash impact to Main Street upon settlement. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income or other earnings measures presented in accordance with U.S. GAAP and should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street’s financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Non-cash compensation expenses consist of (i) share-based compensation and (ii) deferred compensation expense or benefit, both of which are non-cash in nature. Share-based compensation does not require settlement in cash. Deferred compensation expense or benefit does not result in a net cash impact to Main Street upon settlement. The appreciation (depreciation) in the fair value of deferred compensation plan assets is reflected in Main Street’s Consolidated Statements of Operations as unrealized appreciation (depreciation) and an increase (decrease) in compensation expenses, respectively. Cash compensation expenses are total compensation expenses as determined in accordance with U.S. GAAP, less non-cash compensation expenses. Total cash expenses are total expenses, as determined in accordance with U.S. GAAP, excluding non-cash compensation expenses. Main Street believes presenting cash compensation expenses, non-cash compensation expenses and total cash expenses is useful and appropriate supplemental disclosure for analyzing its financial performance since non-cash compensation expenses do not result in a net cash impact to Main Street upon settlement. However, cash compensation expenses, non-cash compensation expenses and total cash expenses are non-U.S. GAAP measures and should not be considered as a replacement for compensation expenses, total expenses or other earnings measures presented in accordance with U.S. GAAP and should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street’s financial performance. A reconciliation of compensation expenses and total expenses in accordance with U.S. GAAP to cash compensation expenses, non-cash compensation expenses and total cash expenses is detailed in the financial tables included with this press release.

(3) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets.

(4) Portfolio company financial information has not been independently verified by Main Street.

(5) These credit statistics exclude portfolio companies on non-accrual or for which EBITDA is not a meaningful metric.